Exhibit 3.1

CERTIFICATE OF AMENDMENT TO THE
CERTIFICATE OF INCORPORATION
OF NP CAPITAL CORP.

Under Section 242 of the General Corporation Law

                The undersigned, the Chief Executive Officer and Director of the corporation, does hereby certify as follows:

                FIRST: The name of the corporation is:

                NP CAPITAL CORP

                SECOND: The certificate of incorporation of the Corporation is hereby amended by replacing Article Fourth, in its entirety, with the following:

                FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is 100,000,000 shares of common stock, at $ .001 par value.

                THIRD: That, pursuant to resolution of its Board of Directors, a stockholders vote of said corporation was carried out by written consent in accordance with Section 288 of the General Corporation Law of the State of Delaware, by which shareholder vote the necessary number of shares as required by statute were voted as in favor of the amendment.

                 FOURTH: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

                IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be hereunto affixed and this Certificate of Amendment of the Corporation's Certificate of Incorporation, as amended, to be signed by Bradly Holt, its CEO, this 30th day of July 2008.

NP CAPITAL CORP

By:	/s/ Bradley Holt
Bradley Holt
CEO